English Translation
Exhibit 99.4
Translation of Shandong SAFE Special Purpose Vehicle Approval
Verification Statement

July 22, 2008.

To Whom It May Concern:

This is to verify that Pansoft Company Limited has registered as a Special Purpose Company with Shandong Branch of State Administration of Foreign Exchange in China in September 2007, under Registration No: 370000200701. Sixty-Nine natural persons in China have entrusted Wang Hu to hold all shares of Timesway and, thereof, hold shares of Pansoft Company Limited indirectly through Timesway’s holdings.

Capital Investment Project Division (Seal) Shandong Branch of State Administration of Foreign Exchange